UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2011 (July 15, 2011)

GREIF, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (740) 549-6000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 and 2.03

Greif, Inc. (the “Company”) is filing this Current Report on Form 8-K to report the entry into a material definitive agreement under Item 1.01 and the creation of a direct financial obligation under Item 2.03.

On July 15, 2010, Greif Luxembourg Finance S.C.A. (the “Issuer”), an indirect, wholly owned Luxembourg subsidiary of the Company, issued €200,000,000 aggregate principal amount of its 7.375% Senior Notes due 2021 (the “Senior Notes”) under an Indenture dated as of July 15, 2011 (the “2021 Indenture”), among the Issuer, the Company, as Guarantor, and The Bank of New York Mellon, as Trustee. The Senior Notes will mature on July 15, 2021. The Issuer will pay interest on the Senior Notes semi-annually, in arrears, on January 15 and July 15 of each year beginning on January 15, 2012. The Senior Notes are fully and unconditionally guaranteed on a senior basis by the Company. The Senior Notes were offered and sold to qualified institutional buyers in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and outside the United States in accordance with Regulation S under the U.S. Securities Act. The Senior Notes have not been registered under the U.S. Securities Act. The net proceeds from the sale of the Senior Notes will be used to repay non-U.S. borrowings under the Company’s revolving multicurrency credit facility, without any permanent reduction of the commitments thereunder, and for general corporate purposes, including the financing of acquisitions.

The Senior Notes are redeemable by the Issuer at any time in the manner specified in the 2021 Indenture at a price equal to 100% of the principal amount of the Senior Notes redeemed plus accrued and unpaid interest to the redemption date plus a “make whole” premium” (as described the 2021 Indenture). In the event certain changes in tax laws would result in the payment of additional amounts by the Issuer, the Issuer may redeem the Senior Notes in whole, but not in part, at any time at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, and such additional amounts, if any, to the date of redemption. If the Company experiences specific kinds of changes in control, holders of the Senior Notes will have the right to cause the Issuer to redeem their Senior Notes at a price equal to 101% of the principal amount of the Senior Notes redeemed plus accrued and unpaid interest to the redemption date. However, the terms of the Company’s Amended and Restated Credit Agreement, dated as of October 29, 2010, among the Company, the subsidiaries party thereto, Bank of America, N.A., as administrative agent, and the lenders party thereto, as amended, prohibits the Issuer from redeeming any of the Senior Notes at any time before the Senior Notes become due and payable or are otherwise required to be repaid or repurchased under the terms of the 2021 Indenture.

The 2021 Indenture contains covenants which, among other things, limit the ability of the Company and its “restricted subsidiaries” (as defined in the 2021 Indenture) to create liens on their respective assets to secure debt and to enter into sale and leaseback transactions, and limits the ability of the Company and the Issuer to consolidate with another company. These covenants are subject to a number of limitations and exceptions as set forth in the 2021 Indenture.

The 2021 Indenture also contains events of default with respect to the following: failure to pay interest upon the Senior Notes when due, and that failure continues for 30 days; failure to pay the principal of, or premium, if any, on, the Senior Notes when due at its maturity or upon acceleration; failure by the Issuer, the Company or any of its restricted subsidiaries to comply with their obligations to redeem the Senior Notes at the option of the holders of the Senior Notes upon a change of control; subject to certain exceptions, failure of the Issuer, the Company or any of its restricted subsidiaries to perform any other covenants or warranties in the 2021 Indenture, which failure continues for 60 days, or, in the case of a failure to comply with the covenants on filing reports and other documents with the Securities and Exchange Commission as required by Sections 13 and 15(d) of the Securities Exchange Act of 1934, 90 days; and certain events of bankruptcy, insolvency or reorganization of the Company or a significant subsidiary.

Only July 15, 2011, the Company issued a press release announcing the issuance of the Senior Notes. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Greif, Inc. on July 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.

Date: July 19, 2011

By /s/ Robert M. McNutt
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Greif, Inc. on July 15, 2011.